PLEDGE OF SHARES

On the twenty-first day of July
two thousand six, appearing before me,
Arnout Christiaan Stroeve, a civil-law notary in Amsterdam, are:
I.
Geraldine Kyoko Tollenaar, employed at the offices of Houthoff Buruma N.V., Amsterdam with address 1082 MA Amsterdam, Gustav Mahlerplein 50, born in Amstelveen on the seventh day of June nineteen hundred seventy-nine, holder of passport with number NG0134944, in the present matter acting pursuant to a written power of attorney from:
a.
Central European Media Enterprises N.V., a public limited liability company (naamloze vennootschap) under the laws of the Netherlands Antilles, having its registered offices in Curaçao, Netherlands Antilles, and its office address at De Ruyterkade 62, Curaçao, Netherlands Antilles

(hereinafter: the "Pledgor");
b.
CME Media Enterprises B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, having its registered offices in Amsterdam, the Netherlands and its office address at Dam 5 B, 1012JS Amsterdam, the Netherlands, and registered with the Trade Register under number 33246826

(hereinafter: the "Company");
II.
Martinus van Soest, employed at the offices of Houthoff Buruma N.V., Amsterdam with address 1082 MA Amsterdam, Gustav Mahlerplein 50, born in Heteren on the second day of May nineteen hundred and seventy-three, holder of passport with number NK4775097,

European Bank for Reconstruction and Development, a multilateral development bank established pursuant to an international treaty, the Agreement Establishing the European Bank of Reconstruction and Development, dated the twenty-ninth day of May nineteen hundred ninety, having its business offices at One Exchange Square, London EC2A 2JN, United Kingdom
(hereinafter: the "Pledgee").
Powers of attorney
The authorization of the person appearing is evidenced by three (3) powers of attorney which shall be attached to this deed (Annex I).
The person appearing has declared:
The Pledgor and the Pledgee have agreed as follows:
Whereas:

a.	pursuant to the Loan Agreement, as defined hereafter, the Pledgor has assumed the obligation to provide security to the Pledgee, in the form of a right of pledge;
b.
in complying with the aforementioned obligation in the Loan Agreement, the Pledgor and the Pledgee wish to hereby establish a right of pledge in respect of the Shares, as defined hereafter, under the following terms.

Definitions.
Article 1.
In this deed, the following words shall have the following meaning:
a.	an "Event of Default": each "Event of Default" as defined in article 7 of the Loan Agreement, as well as, insofar as not included in that definition, each Event of Statutory Default;
b.
"Event of Statutory Default": means each event where the Pledgor is in default ("verzuim"), as defined in Section 6:81 of the Dutch Civil Code, in the performance of one or more of the Secured Obligations;

c.
"Existing Right of Pledge": means a right of pledge on the Shares (as defined hereinafter) created in favor of the Security Trustee, on the fifth day of May two thousand five, pursuant to the Indenture;

d.	“Financing Agreements” shall have the meaning ascribed to it in the Loan Agreement;
e.	"Future Shares": means any and all future shares in the capital of the Company to be acquired (either through issue, purchase, distribution or otherwise) by the Pledgor after the date of this deed;
f.	the "Indenture": the indenture dated the fifth day of May two thousand five between inter alia the Pledgor and the Security Trustee;
g.	"Loan Agreement": means the loan agreement dated the twenty-first day of July two thousand six between Central European Media Enterprises Ltd., as borrower and the Pledgee, as lender;
h.
the "Present Shares": one hundred and ninety-nine thousand nine hundred and ninety-nine (199,999) ordinary shares in the capital of the Company owned by the Pledgor, with numbers 1 through 199,997, 199,999 and 200,000, each share having a nominal value of one Netherlands Guilder (NLG 1) or (converted into euro in accordance with section 2:178c of the Dutch Civil Code) forty-five eurocent;

i.	the "Right of Pledge": the right of pledge in respect of the Shares established in this deed;
j.
the "Secured Obligations": any and all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each of the Pledgor the Company and Central European Media Enterprises Ltd to pay an amount of money (tot voldoening van een geldsom) to the Pledgee under the Financing Agreements, each as amended from time to time, as well as all payment obligations of the Pledgor to the Pledgee under this deed;

k.
“Security Trustee” means JPMorgan Chase Bank, N.A., London Branch, a national banking association organized under the laws of the State of New York, having its specified office at Trinity Tower, 9 Thomas More Street, London E1W 1YT, United Kingdom;

l.	the “Shares” means, collectively, the Present Shares and the Future Shares;
m.	“Voting Event” means an Event of Statutory Default has occurred of which the Pledgee has given notice to the Pledgor and the Company.
Pledge of shares.
Article 2.
To secure the performance of the Secured Obligations, the Pledgor hereby establishes the Right of Pledge in favor of the Pledgee, which the Pledgee hereby accepts. The Right of Pledge is one and indivisible (één en ondeelbaar). The Right of Pledge shall not be affected by one or more but not all of the Secured Obligations being discharged or the Secured Obligations being amended. The Right of Pledge includes a right of pledge over all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) attached to the Shares.
Voting rights.
Article 3.
1.
The voting and other consensual rights and similar rights or powers attaching to the Shares or any part thereof (the “Voting Rights”) are hereby transferred by the Pledgor to the Pledgee under the condition precedent (opschortende voorwaarde) of (i) the occurrence of a Voting Event and (ii) the termination and/or release of the Existing Right of Pledge. This conditional transfer of Voting Rights was approved by the shareholders meeting of the Company in a written resolution adopted outside of a general meeting on the twentieth day of July two thousand six. Until the occurrence of a Voting Event and subject to the termination and/or release of the Existing Right of Pledge, the Pledgor may exercise any and all such Voting Rights, save:

a.	that no such exercise may violate or be inconsistent with the express terms of purpose of this deed, the Indenture and/or the Loan Agreement;
b.	that no such exercise may have the effect of impairing the position or interests of the Pledgee; and
c.	as set out in Article 3.2 below.
2.	Upon the occurrence of a Voting Event:
a.
any and all rights of the Pledgor to exercise the Voting Rights which it is entitled to exercise pursuant to Article 3.1 above shall cease automatically without further notice to the Pledgor being required and the Pledgee shall have the sole and exclusive right and authority to exercise such Voting Rights and shall be entitled to exercise or refrain from exercising such rights in such manner as the Pledgee may in its absolute discretion deem fit; and

b.
the Pledgee shall immediately be entitled, at any time at its sole discretion, to effect the resignation of and/or to dismiss the directors of the Company or any of them, and to appoint new directors of the Company and the Pledgor hereby undertakes to do all things and execute all documents and instruments as may be required by the Pledgee to ensure the effectiveness of any such resignations, dismissals or appointments.

3.
By signing this deed, the Company confirms (and the other parties agree) that a written notice from the Pledgee to the Company stating that a Voting Event has occurred, shall be sufficient for the Company to accept the Pledgee as being exclusively entitled to such rights and other powers which it is entitled to exercise pursuant to this Article 3 upon the occurrence of such a Voting Event and subject to the termination and/or release of the Existing Right of Pledge.

4.
In addition and without prejudice to the obligations of the Pledgor pursuant to the Loan Agreement, each of the Pledgor and the Company agrees to notify the Pledgee immediately of any event or circumstance which could reasonably be of importance to the Pledgee with a view to the preservation and exercise of the Pledgee’s rights under or pursuant to this deed, such as (without limitation) the filing of a petition for the bankruptcy (faillissement) of the Pledgor, the filing of a petition for a moratorium of payments (surséance van betaling) by the Pledgor, attachment or garnishment of the Pledgor’s assets, the termination of any one of the Pledgor’s commercial activities or its dissolution.

5.
Upon the occurrence of a Voting Event and subject to the termination and/or release of the Existing Right of Pledge, the Pledgee shall have the rights which the law attributes to holders of depositary receipts, issued with a company's co-operation, of shares in its capital.

6.
During the term of the Right of Pledge, the foregoing provisions of this Article 3 with respect to the Voting Rights on the Shares also apply to the Future Shares. In addition, the Pledgor and the Pledgee shall, if reasonably practicable, at the time of or, if not practicable at such time, as soon as reasonably practicable, the acquisition of such Future Shares, arrange that the attribution of the voting rights attaching thereto shall be ratified if that is reasonably deemed necessary, in the Pledgee's sole discretion, to enable the Pledgee to exercise such voting rights upon the occurrence of the condition precedent as provided in Article 3.1 of this deed. If such ratification is, at the Pledgee's sole discretion, not obtained in time, the Pledgor shall fully co-operate in the taking of such other reasonable measures relating to such transfer of voting rights as are proposed by the Pledgee.

Authority to collect.
Article 4.
1.
The authority to collect dividends, distributions from reserves, repayments of capital and all other distributions and payments in any form, which, at any time, during the term of the Right of Pledge, become payable in respect of any one or more of the Shares, shall accrue to the Pledgee, as provided for in Section 3:246 of the Dutch Civil Code, subject to the termination and/or release of the Existing Right of Pledge.

2.
In derogation of the provisions of paragraph 1 of this Article 4, the Pledgee hereby grants approval to the Pledgor to collect all dividends, distributions from reserves, repayments of capital and all other distributions and payments in any form, which, at any time, during the term of the Right of Pledge, become payable on any one or more of the Shares, subject to the termination and/or release of the Existing Right of Pledge.

3.
The Pledgee may terminate the authorization mentioned in paragraph 2 of this Article 4 upon occurrence of an Event of Default only. Termination of the authorization is made by written statement to that effect, by the Pledgee to the Pledgor, copied to the Company.

Further obligations of the Pledgor.
Article 5.
The Pledgor assumes the following obligations vis-à-vis the Pledgee:
a.
on first demand in writing from the Pledgee, the Pledgor shall take all actions, and draw up and sign all supplementary documents as the Pledgee may consider necessary or desirable for the performance of the Pledgor's obligations under this deed, and to fully cooperate so as to enable the Pledgee to exercise his rights, with due regard to the relevant provisions of the Existing Right of Pledge;

b.	the Pledgor shall, on first demand from the Pledgee, submit to the Pledgee all requested reasonable information and data with respect to the Shares;
c.
during the term of the Right of Pledge, the Pledgor shall not alienate, pledge or in any other way encumber the Shares (depositary receipts for) shares and rights to acquire (depository receipts for) shares in the capital of the Company without the prior written consent of the Pledgee except for an encumbrance permitted in accordance with the provisions of the Loan Agreement;

d.
the Pledgor shall with due regard to the relevant provisions of the Existing Right of Pledge provide that the (depositary receipts for) shares and rights to acquire (depositary receipts for) shares in the capital of the Company it acquires after execution of this deed shall be pledgeable, and that the transferability thereof shall not be more cumbersome than the transferability of the Shares;

e.
whenever the Pledgor is aware that the Company is involved in the preparation of a legal merger or demerger as a result of which the Company would cease to exist, the Pledgor shall inform the Pledgee thereof in writing immediately;

f.
whenever the Pledgor is aware that actions have been taken for the winding-up, dissolution, administration, bankruptcy, suspension of payments or reorganization of the Company, the Pledgor shall inform the Pledgee thereof in writing immediately.

Warranties. Declarations.
Article 6.
1.	The Pledgor warrants to the Pledgee that, at this time, the following is correct:
a.
the Company is a private company with limited liability, legally established under the laws of the Netherlands by notarial deed, drawn up before H. van Wilsum, civil law notary officiating in Amsterdam, on the third day of August nineteen hundred and ninety-four. The articles of association of the Company were last partially amended by deed executed before a substitute of M.P. Bongard, officiating in Amsterdam, on the on the thirty-first day of May nineteen hundred and ninety-eight. A copy of the present articles of association is attached to this deed (Annex II). The Company is currently registered in the Commercial Register in Amsterdam, under number 33246826. A copy of the extract from the Commercial Register is attached to this deed (Annex III);

b.
the Company has not been dissolved, and no resolution has been adopted to dissolve the Company, nor has any request therefore been filed, nor has any notice by the Chamber of Commerce, as described in Section 2:19.a. of the Dutch Civil Code, been received. The Company has not been declared bankrupt nor has a suspension of payment been declared, nor have any requests thereto been filed;

c.	the shareholders' register is completely accurate and up to date. A copy of the shareholders' register is attached to this deed (Annex IV);
d.
the entire issued share capital of the Company consists of two hundred thousand (200,000) ordinary shares, numbered 1 through 200,000; all of the issued shares are fully paid-up; the Company has not granted any rights to subscribe for shares in its capital which have not yet been exercised;

e.	the Pledgor has a complete and unencumbered right to the Shares, with the exception of the Existing Right of Pledge;
f.	the Pledgor has not been deprived of the authority to alienate the Shares by virtue of Section 2:22a subsection 1 of the Dutch Civil Code;

g.
the Shares are not subject to either (limited) rights or obligations to transfer to third parties or claims based on contracts of any nature and have not been encumbered with any attachment, except for the Existing Right of Pledge;

h.	the Pledgor is authorized to establish the Right of Pledge;
i.	all resolutions and approvals, required for establishing the Right of Pledge, have been adopted and received respectively;
j.
the obligations of the Pledgor and the Company vis-à-vis the Pledgee, resulting from the Loan Agreement and this deed respectively, are lawful obligations of the Pledgor and the Company respectively and are legally enforceable against the Pledgor and the Company respectively;

k.
the assumption and performance by the Pledgor and the Company respectively of the obligations vis-à-vis the Pledgee resulting from the Loan Agreement and this deed are not contrary to any provision of applicable law or any agreement to which the Pledgor or the Company is a party, or by which the Pledgor or the Company is bound in any other way; and

l.	the Pledgor has provided the Pledgee with all information and data with respect to the Shares which the Pledgor reasonably believes to be of importance to the Pledgee;
2.	Furthermore, the Pledgor hereby declares:
the Pledgor has acquired the Shares as follows:
-
as for the numbers 1 through 199,997 pursuant to a notarial deed of transfer of shares, executed before H. van Wilsum, mentioned above, on the nineteenth day of September nineteen hundred ninety-four, and

-	as for the numbers 199,999 and 200,000 pursuant to a notarial deed of issuance of shares, issued before H. van Wilsum, mentioned above, on the sixteenth day of December nineteen hundred ninety-six.
Exercise of the Right of Pledge.
Article 7.
1.
Upon the occurrence of an Event of Statutory Default, the Pledgee has, with due regard to the relevant provisions of the Existing Right of Pledge, the right to exercise all rights and powers which the Pledgee has under Dutch law as holder of a right of pledge over the Shares and, the Pledgee shall be authorized to sell the Shares or part thereof, in accordance with Section 3:248 of the Dutch Civil Code, without prejudice to the provision of Section 3:251 of the Dutch Civil Code, in order to recover the proceeds thereof.

2.
The blocking clause contained in the articles of association of the Company shall apply to the transfer of the Shares by the Pledgee, it being understood that the Pledgee shall, with due regard to the relevant provisions of the Existing Right of Pledge, exercise all of the Pledgor's rights relevant to the alienation and transfer of the Shares, and that the Pledgee shall fulfill the Pledgor's obligations relevant thereto.

3.
In the event the Pledgee enforces execution of the Right of Pledge, the Pledgee shall, with due regard to the relevant provisions of the Existing Right of Pledge, following payment of the enforcement costs from the proceeds, allocate the net proceeds to fulfill the Secured Obligations.

4.	The Pledgee does not bear the obligations referred to in Sections 3:249 and 3:252 of the Dutch Civil Code towards others than the Pledgor.
Termination.
Article 8.
1.
The Right of Pledge shall terminate if and when (a) any and all Secured Obligations have been irrevocably and unconditionally fulfilled, or (b) any and all Secured Obligations have been otherwise terminated or cancelled.

2.
The Pledgee shall be entitled to terminate the Right of Pledge in whole or in part at any time. Termination shall be effectuated by a written notification to that effect by the Pledgee to the Pledgor with copy to the Company.

Final provisions.
Article 9.
1.
Any notices or other communication under or in connection with this Pledge Agreement shall be in writing in the English language and shall be delivered personally or by registered mail or fax. Proof of posting shall be deemed to be proof of receipt:

(i)	in the case of hand delivery: on the day the notice is received by recipient;
(ii)	in the case of a registered letter: on the third business day after posting; or
(iii)	in the case of a fax transmission: upon receipt of fax confirmation.
Notices and other communications under this Pledge Agreement may in each case be sent to the following address of the parties hereto:
Address Pledgor:
Central European Media Enterprises N.V.
c/o Curaçao Corporation Company N.V.
De Ruyterkade 62,
Curaçao, Netherlands Antilles
with a copy to:
CME Development Corporation
2nd floor, Aldwych House
81 Aldwych
London WC2B 4HN
United Kingdom
Attention: Chief Financial Officer

Address Pledgee:
European Bank of Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom
Attention: Operation Administration Unit
Address of the Company:
CME Media Enterprises B.V.
Dam 5 B
1012JS Amsterdam
the Netherlands
Attention: Management Board
with a copy to:
CME Development Corporation
2nd floor, Aldwych House
81 Aldwych
London WC2B 4HN
United Kingdom
Attention: Chief Financial Officer
or such other address or fax number as notified by the relevant party by not less than five business days prior notice.
2.
As to the existence and composition of the Secured Obligations, a written statement by the Pledgee made in accordance with his books shall constitute full proof, subject to proof to the contrary, it being understood that in the event of a disagreement with respect thereto, the Pledgee shall be authorized to exercise his right of execution, with due observance of the obligation of the Pledgee to pay over all amounts which afterwards would appear to be received by him in excess of his rights and with due regard to the relevant provision of the Existing Right of Pledge.

3.	The Right of Pledge, including all provisions of this deed, shall be governed by the laws of the Netherlands.
4.
Any dispute, controversy or claim arising out of or relating to this deed, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be one arbitrator and the appointing authority shall be LCIA. The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings. The parties to this deed hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England. The arbitral tribunal shall not be authorised to take or provide, and the Pledgor and the Company agree that they shall not seek from any judicial authority, any interim measures of protection or pre-award relief against the Pledgee, any provisions of the UNCITRAL Arbitration Rules notwithstanding. The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by the Pledgee (but no other party) insofar as such dispute arises out of this deed or any other Financing Agreement, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings. In any arbitral proceeding, the certificate of the Pledgee as to any amount due to the Pledgee under this deed or any Financing Agreement shall be prima facie evidence of such amount unless the findings in such certificate involve manifest error.

5.
Notwithstanding Article 9.4, this deed and any other Financing Agreement, and any rights of the Pledgee arising out of or relating to this deed or any other Financing Agreement, may, at the option of the Pledgee, be enforced by the Pledgee in the courts of the Netherlands, the Netherlands Antilles or England or in any other courts having jurisdiction. For the benefit of the Pledgee, the Pledgor and the Company hereby irrevocably submit to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or relating to this deed or any other Financing Agreement, or the breach, termination or invalidity hereof or thereof. Each of the Pledgor and the Company hereby irrevocably designate, appoint and empower CME Development Corp. at its registered office (being, on the date hereof, at Aldwych House, 81 Aldwych, London WC2B 4HN, England) to act as its authorised agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by the Pledgee in respect of this deed or any Financing Agreement. The Pledgor and the Company hereby irrevocably consent to the service of process or any other legal summons out of such courts by mailing copies thereof by registered airmail postage prepaid to its address specified herein. The Pledgor and the Company covenant and agree that, so long as they have any obligations under this deed, they shall maintain a duly appointed agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by the Pledgee in respect of this deed or any Financing Agreement and shall keep the Pledgee advised of the identity and location of such agent. Nothing herein shall affect the right of the Pledgee to commence legal actions or proceedings against the Pledgor and the Company in any manner authorised by the laws of any relevant jurisdiction. The commencement by the Pledgee of legal actions or proceedings in one or more jurisdictions shall not preclude the Pledgee from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not. The Pledgor and the Company irrevocably waive any objection they may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding and any claim they may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

6.	The Pledgor and the Company agree to the provisions of Article 9.4, 9.5 and 9.6 solely because the counterparty to this deed as at the date hereof is the Pledgee.
7.	For the avoidance of doubt, no provision in Articles 9.4, 9.5 and 9.6, can be interpreted as being a provision as referred to in article 3:248 paragraph 2 of the Dutch Civil Code.
8.
If a provision of this deed is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability of any other provision of this deed and the legality, validity or enforceability in other jurisdictions of that or any other provision of this deed.

9.
All costs, fees, taxes and other amounts (including notarial fees, taxes, legal fees, registration fees, translation costs, stamp duties etc) reasonably incurred by the Pledgee in connection with the negotiation, creation or execution of any documentation in connection with the Right of Pledge and the enforcement of the Right of Pledge will be for the account of the Pledgor.

10.
The Pledgor, the Company and the Pledgee hereby waive, to the fullest extent permitted by law, their right to rescind this deed pursuant to failure in the performance of one or more of their obligations as referred to in Section 6:265 of the Dutch Civil Code or on any other ground.

11.	The Pledgee shall not be obligated to give notice of a sale to someone other than to the Pledgor as referred to in the Sections 3:249 and 3:252 of the Dutch Civil Code.
12.
The Pledgee shall not be responsible for any loss occasioned by the timing of the exercise of its powers under this deed other than by virtue of its bad faith, gross negligence or willful misconduct. The Pledgor shall indemnify the Pledgee in respect of all liabilities and reasonable expenses incurred by the Pledgee, in the execution of any rights, powers or discretions vested in it pursuant hereto, save for liabilities and expenses arising from the bad faith, gross negligence or willful misconduct of the Pledgee.

13.
The Pledgor is not entitled to file a request with the voorzieningenrechter of the district court to sell the Shares in a manner which deviates from the sale in public as referred to in Section 3:251 paragraph 1 of the Dutch Civil Code.

FINALLY, THE COMPANY HAS DECLARED:
a.	that it acknowledges the Right of Pledge;
b.	that it has been informed of the provisions under which the Right of Pledge is established, and fully cooperates with the implementation thereof;
c.	that no facts or circumstances are known to the Company, which in any way are inconsistent with the warranties and declarations of the Pledgor stated in this deed;

d.
it shall register in the Company's shareholders' register that the Shares are encumbered with a right of pledge in favor of the Pledgee, that, subject to the provisions of Article 3, the Pledgee has the Voting Rights and to whom, the Pledgor or the Pledgee, the rights accrue which the law attributes to holders of depositary receipts of shares in the capital of a company which are issued with its co-operation;

e.
that all resolutions and approvals required from the Company for establishing a right of pledge on the Shares by the Pledgor in favor of the Pledgee under the provisions contained in this deed, have been adopted and received respectively;

f.
that it is a private company with limited liability (besloten venootschap met beperkte aansprakelijkheid), duly incorporated and validly existing under the laws of the Netherlands and is registered in the Trade Register under number 33246826 and that the information contained in the Trade Register is correct and complete;

g.
that the Company has not been dissolved, nor has a resolution to dissolve the Company been approved nor has a petition been filed to dissolve the Company, nor has a notice from the Chamber of Commerce pursuant to Section 2:19a paragraph 3 of the Dutch Civil Code been received; and

h.
that the Company has not been declared bankrupt, nor has a suspension of payments, including any other types of regulations with similar legal consequences been granted, nor have any petitions thereto been filed nor are any such petitions expected.

CONCLUSION
The persons appearing in connection with this deed are known to me, a civil-law notary, and the identity of the persons appearing has been established by me, a civil-law notary, on the basis of the above-mentioned documents which are designated for such purpose.
THIS DEED
is executed in Amsterdam on the date stated at the head of the deed.
The substance of this deed and an explanation of the deed have been communicated to the persons appearing, who have expressly taken cognizance of its contents and have agreed to its limited reading.
After a limited reading in accordance with the law, this deed was signed by the persons appearing and by me, a civil-law notary.